EXHIBIT 3.1.1


                             ARTICLES OF AMENDMENT
                        TO THE ARTICLES OF INCORPORATION
                                       OF
                           ABLE TELCOM HOLDING CORP.

                      -----------------------------------

                      Pursuant to Section 607.0602 of the
                        Florida Business Corporation Act

                      ------------------------------------


     Pursuant to Section 607.0602 of the Florida Business Corporation Act (the "FBCA"), Able Telcom Holding Corp. (the "COMPANY") hereby adopts the following Amendment to its Articles of Incorporation, as amended (the "AMENDMENT"):

     1. The name of the Corporation is Able Telcom Holding Corp.

             2. The Amendment set forth below was duly adopted on June 26, 1998 by the Board of Directors pursuant to a consent in writing in accordance with Section 607.0821 of the FBCA.

             3. This Amendment to the Company's Articles of Incorporation shall be effected by adding the following Part B to Article III as follows:

B. SERIES B CONVERTIBLE PREFERRED STOCK

        (1) DESIGNATION AND AMOUNT. The shares of such series shall be designated "Series B Convertible Preferred Stock" (herein referred to as "PREFERRED SHARES"), having a par value per share equal to $0.10, and the number of shares constituting such series shall be 4,000.

        (2) DIVIDENDS. The Preferred Shares will bear dividends ("DIVIDENDS") at a rate of 4% of the Stated Value per share of the Preferred Shares per annum, which shall be cumulative, accrue daily from the Issuance Date (as defined below) and be payable on the last day of each Fiscal Quarter (as defined below) beginning on the last day of the Fiscal Quarter on October 31,1998 (each a "DIVIDEND DATE"). If a Dividend Date is not a Business Day (as defined below) then the Dividend shall be due and payable on the Business Day immediately following the Dividend Date. Dividends shall be payable in shares of Common Stock at the Conversion Rate (as defined below) or, at the option of the Company, in cash, provided that the Dividends which accrued during any period shall be payable in cash only if the Company provides written notice ("DIVIDEND ELECTION NOTICE") to each holder of Preferred Shares at least 20 days prior to the Dividend Date. Dividends to be paid in shares of Common Stock shall be paid in a number of fully paid and nonassessable shares (rounded to the nearest whole share in accordance with Section 3(h)) of Common Stock based on the Conversion Price (as defined below) on the Dividend Date. Notwithstanding the foregoing, the Company shall not be entitled to pay Dividends in shares of Common Stock and shall be required to pay such Dividends in cash if (a) any event constituting a Triggering Event (as defined in Section 4(d)), or an event that with the passage of time or the giving of notice would constitute a Triggering Event if not cured, has occurred and is continuing on the date of the Company's Dividend Election Notice or on the Dividend Date, unless otherwise consented to in writing by the holder of Preferred Shares entitled to receive such Dividend or
(b) the Registration Statement (as defined below) has not been declared effective by the Securities and Exchange Commission (the "SEC") on or before the Dividend Date. Any accrued and unpaid dividends which are not paid (in stock or cash as applicable) within five (5) Business Days of such accrued and unpaid dividends' Dividend Date shall bear interest at the rate of 2.0% per month (pro rated for partial months) from such Dividend Date until the same is paid (the "DEFAULT INTEREST").

     (3) HOLDER'S CONVERSION OF PREFERRED SHARES. A holder of Preferred Shares shall have the right, at such holder's option, to convert the Preferred Shares into shares of the Company's common stock, par value $.001 per share (the "Common Stock"), on the following terms and conditions:

          (a) CONVERSION RIGHT. At any time or times on or after the Issuance Date (as defined below), any holder of Preferred Shares shall be entitled to convert any whole number of Preferred Shares into fully paid and nonassessable shares (rounded to the nearest whole share in accordance with Section 3(h)) of Common Stock, at the Conversion Rate (as defined below); provided, however, that in no event shall any holder be entitled to convert Preferred Shares in excess of that number of Preferred Shares which, upon giving effect to such conversion, would cause the aggregate number of shares of Common Stock beneficially owned by the holder and its affiliated entities to exceed 4.99% of the outstanding shares of the Common Stock following such conversion. For purposes of the foregoing proviso, the aggregate number of shares of Common Stock beneficially owned by the holder and its affliates shall include the number of shares of Common Stock issuable upon conversion of the Preferred Shares with respect to which the determination of such proviso is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) conversion of the remaining, nonconverted Preferred Shares beneficially owned by the holder and its affiliates, and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any warrants or convertible preferred stock) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the holder and its affliates. Except as set forth in the preceding sentence, for purposes of this Section 3(a), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. The holder may waive the foregoing limitations by written notice to the Company upon not less than 61 days prior notice (with such waiver taking effect only upon the expiration of such 61 day notice period).

          (b) CONVERSION RATE. The number of shares of Common Stock issuable upon conversion of each of the Preferred Shares pursuant to Sections 3(a) and 3(g) shall be determined according to the following formula (the "Conversion Rate"):

                                CONVERSION AMOUNT

                                Conversion Price

     For purposes of these Articles of Amendment, the following terms shall have the following meanings:

               (i) "CONVERSION PRICE" means, as of any Conversion Date (as defined in Section 3(f)) or other date of determination, a price equal to 97.0% of the lesser of (A) the average of the low Trading Prices (as defined below) for shares of Common Stock for any three (3) Trading Days (which need not be consecutive) during the twenty-two (22) Trading Days (the "Pricing Period") immediately preceding the Conversion Date and (B) the low Trading Price for Shares of Common Stock, each on the Trading Day immediately preceding the Conversion Date (the "LOW SALES PRICE"), on NASDAQ (as defined below), the New York Stock Exchange or the American Stock Exchange, as applicable; PROVIDED, HOWEVER, that with respect to any Conversion Price determined pursuant to
Section 3(i)(B), the Conversion Price shall not be less than ninety-five percent (95%) of the Low Sales Price on the Conversion Date.

               (ii) "CLOSING BID PRICE" means, for any security as of any date the last closing bid price for such security on the Nasdaq National Market ("NASDAQ") as reported by Bloomberg Financial Markets ("BLOOMBERG"), or, if NASDAQ is not the principal trading market for such security, the last closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price is reported for such security by Bloomberg, the last closing trade price of such security that are listed by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Bid Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as mutually determined by the Company and the holders of a majority of the outstanding Preferred Shares (including for purposes of this determination any Preferred Shares with respect to which the Closing Bid Price is being determined). If the Company and the holders of Preferred Shares are unable to agree upon the fair market value of the Common Stock, then such dispute shall be resolved pursuant to Section 3(f)(iii).

(All such determinations are to be appropriately adjusted for any stock dividend, stock split or other similar transaction during any period for which the Closing Bid Price is being determined).

               (iii) "N" means the number of days from, but excluding, the Issuance Date through and including the Conversion Date for the Preferred Shares for which conversion is being elected.

               (iv) "ISSUANCE DATE" means, with respect to each Preferred Share, the date of issuance of the applicable Preferred Share.

               (v) "CONVERSION AMOUNT" means, on a per share basis, the sum of
(A) the Stated Value, plus (B) unpaid Default Interest through the date of determination, plus (C) any unpaid dividends.

               (vi) "BUSINESS DAY" means any day other than Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to remain closed.

               (vii) "FISCAL QUARTER" means each of the periods beginning on and including November and ending on and including January 31, the period beginning on and including February 1 and ending on and including April 30, the period beginning on and including May 1 and ending on and including July 31, and the period beginning on and including August 1 and ending on and including October 31.

               (viii) "INVESTMENT AGREEMENT" means that certain Convertible Preferred Stock Purchase Agreement dated June 26, 1998 between the Company and the initial holders of the Preferred Shares.

               (ix) "STATED VALUE" means $5,000.

               (x) "REGISTRATION STATEMENT" means the registration statement covering the resale of the shares of Common Stock issuable upon conversion or exercise of the Preferred Shares and Warrants (as defined in the Investment Agreement) and required to be filed by the Company pursuant the Registration Rights Agreement (as defined below.

               (xi) "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement between the Company and the Investors referred to therein.

               (xii) "TRADING DAY" shall mean any day on which the Common Stock is traded for any period on Nasdaq, or on the principal securities exchange or other securities market on which the Common Stock is then being traded.

               (xiii) "TRADING PRICE" means, for any security as of any date, the trading price for such security on the Nasdaq National Market ("NASDAQ") as reported by Bloomberg Financial Markets ("BLOOMBERG"), or, if NASDAQ is not the principal trading market for such security, the trading price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the trading price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no trading price is reported for such security by Bloomberg, the trading price of such security that are listed by Bloomberg, or, if no trading price is reported for such security by Bloomberg, the average of the trading prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Trading Price cannot be calculated for such security on such date on any of the foregoing bases, the Trading Price of such security on such date shall be the fair market value as mutually determined by the Company and the holders of a majority of the outstanding Preferred Shares (including for purposes of this determination any Preferred Shares with respect to which the Trading Price is being determined). If the Company and the holders of Preferred Shares are unable to agree upon the fair market value of the Common Stock, then such dispute shall be resolved pursuant to Section 3(f)(iii). (All such determinations are to be appropriately adjusted for any stock dividend, stock split or other similar transaction during any period for which the Trading Price is being determined).

          (c) [intentionally omitted.]

          (d) ADJUSTMENT TO CONVERSION PRICE - DILUTION AND OTHER EVENTS. In order to prevent dilution of the rights granted under these Articles of Amendment, the Conversion Price will be subject to adjustment from time to time as provided in this Section 3(d).

               (i) ADJUSTMENT OF CONVERSION PRICE FOR CERTAIN ISSUANCES OF SECURITIES. (A) Notwithstanding anything else herein to the contrary, if at any time within twelve (12) months after the Closing Date the Company issues or sells any Common Stock at a discount greater than the discount specified in
Section 3(b)(i) hereof or at a ceiling price less than the Conversion Price, then the Conversion Price shall be reduced effective concurrently with such issue or sale (or thereafter as applicable) to provide the holder such greater discount or lower Conversion Price except pursuant to presently outstanding convertible securities and the Company's 1995 Stock Option Plan, as amended, or other options to employees of the Company or its subsidiaries.

          (B) For the purposes of the foregoing adjustment, in the case of the issuance of any convertible or exchangeable securities, warrants, options or other rights to subscribe or exchange for or to purchase shares of Common Stock ("Exchangeable Securities"), the maximum number of shares of Common Stock issuable upon exercise, conversion or exchange of such Exchangeable Securities shall be deemed to be outstanding, provided that no further adjustment shall be made upon the actual issuance of Common Stock upon exercise, exchange or conversion of such Exchangeable Securities.

          (C) In the event of any such issuance for a consideration that provides a discount greater than the discount specified in Section 3(b)(i) hereof and that also is at a ceiling price less than the Conversion Price then in effect, then there shall be only one such adjustment by reason of such issuance, such adjustment to be that which results in the greatest reduction of the Conversion Price computed as aforesaid.

               (ii) ADJUSTMENT OF CONVERSION PRICE UPON SUBDIVISION OR COMBINATION OF COMMON STOCK. If the Company at any time subdivides (by any stock split, stock, dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced If the Company at any time combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

               (iii) ADJUSTMENT OF CONVERSION PRICE UPON ISSUANCE OF CONVERTIBLE SECURITIES. If the Company in any manner issues or sells convertible securities that are convertible into or exchangeable for Common Stock at a price which varies with the market price of the Common Stock (the formulation for such variable price being herein referred to as, the "VARIABLE PRICE"), the Company shall provide written notice thereof via facsimile and overnight courier to each holder of the Preferred Shares ("Variable Notice") on the date of issuance of such convertible securities. If the holders of Preferred Shares representing at least two-thirds (2/3) of the Preferred Shares then outstanding provide written notice via facsimile and overnight courier (the "VARIABLE PRICE ELECTION NOTICE") to the Company within five (5) business days of receiving a Variable Notice that such holders desire to replace the Conversion Price then in effect with the Variable Price described in such Variable Notice, then from and after the date of the Company's receipt of the Variable Price Election Notice the Conversion Price will automatically be replaced with the Variable Price (together with such modifications to these Articles of Amendment as may be required to give full effect to the substitution of the Variable Price for the Conversion Price). A holder's delivery of a Variable Price Election Notice shall serve as the consent required to amend these Articles of Amendment pursuant to
Section 13 below. In the event that a holder delivers a Conversion Notice at any time after the Company's issuance of convertible securities with a Variable Price but before such holder's receipt of the Company's Variable Notice, then such holder shall have the option by written notice to the Company to rescind such Conversion Notice or to have the Conversion Price be equal to such Variable Price for the conversion effected by such Conversion Notice.

               (iv) REORGANIZATION. RECLASSIFICATION, CONSOLIDATION, MERGER
OR SALE. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company's assets to another Person (as defined below) or other transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as "ORGANIC CHANGE." Prior to the consummation of any Organic Change, the Company will make appropriate provision (in form and substance satisfactory to the holders of a majority of the Preferred Shares then outstanding) to insure that each of the holders of the Preferred Shares will thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the shares of Common Stock otherwise acquirable and receivable upon the conversion of such holder's Preferred Shares, such shares of stock, securities or assets that would have been issued or payable in such Organic Change with respect to or in exchange for the number of shares of Common Stock which would have been acquirable and receivable upon the conversion of such holder's Preferred Shares had such Organic Change not taken place (without taking into account any limitations or restrictions on the timing or amount of conversions). In any case, the Company will make appropriate provision (in form and substance satisfactory to the holders of a majority of the Preferred Shares then outstanding) with respect to such holders' rights and interests to insure that the provisions of this Section 3(d) and Section 3(e) will thereafter be applicable to the Preferred Shares (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Company, an immediate adjustment of the Conversion Price to reflect the value for the Common Stock reflected by the terms of such consolidation, merger or sale, and if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation, merger or sale to reflect the price of the common stock of the surviving entity and the market in which such common stock is traded). The Company will not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Company) resulting from consolidation or merger or the entity purchasing such assets assumes, by written instrument (in form and substance satisfactory to the holders of a majority of the Preferred Shares then outstanding), the obligation to deliver to each holder of Preferred Shares such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire. "Person" shall mean an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

               (v) CERTAIN EVENTS. If any event occurs of the type contemplated by the provisions of this Section 3(d) but not expressly provided for by such provisions, then the Company's Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of the Preferred Shares; provided, however, that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 3(d).

               (vi) NOTICES

                   (A) Immediately upon any adjustment of the Conversion Price, the Company will give written notice thereof to each holder of the Preferred Shares, setting forth in reasonable detail and certifying the calculation of such adjustment.

                   (B) The Company will give written notice to each holder of the Preferred Shares at least 20 days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock, or (III) for determing rights to vote with respect to any Organic Change, dissolution or liquidation and in no event shall such notice be provided to such holder prior to such information being made known to the public.

                   (C) The Company will also give written notice to each holder of the Preferred Shares at least 20 days prior to the date on which any Organic Change, dissolution or liquidation will take place and in no event shall such notice be provided to such holder prior to such information being made known to the public

               (vii) CONVERSION PRICE DURING MAJOR ANNOUNCEMENTS. Notwithstanding anything contained in this paragraph (d) of this Section 4 to the contrary, in the event the Corporation (i) makes a public announcement that it intends to consolidate or merge with any other corporation (other than a merger in which the Corporation is the surviving or continuing corporation and its capital stock is unchanged) or sell or transfer all or substantially all of the assets of the Corporation or (ii) any person, group or entity (including the Corporation) publicly announces a tender offer to purchase 50% or more of the Corporation's Common Stock or otherwise publicly announces an intention to replace a majority of the Corporation's Board of Directors by waging a proxy battle or otherwise (the date of the announcement referred to in clause (i) on (ii) is hereinafter referred to as the "Announcement Date"), then the Conversion Price shall, effective upon the Announcement Date and continuing through the Adjusted Conversion Price Termination Date (as defined below), be equal to the lower of (x) the Conversion Price which would have been applicable for an Optional Conversion occurring on the announcement Date and (y) the Conversion Price that would otherwise be in effect. From and after the Adjusted Conversion Price Termination Date, the Conversion Price shall be determined as set forth in Section 4(b)(i). For purposes hereof, "Adjusted Conversion Price Termination Date" shall mean, with respect to any proposed transaction, tender offer or removal of the majority of the Board of Directors which a public announcement as contemplated by this subparagraph (b) has been made, the date upon which the Corporation (in the case of clause (i) above) or the person, group or entity (in the case of clause (ii) above) consummates or publicly announces the termination or abandonment of the proposed transaction or tender offer which caused this subparagraph (vii) to become operative.

               (viii) ADJUSTMENT FOR RESTRICTED PERIODS. In the event that (i) the Corporation fails to obtain effectiveness with the Securities and Exchange Commission of the Registration Statement (as defined in the Registration Rights Agreement) on or prior to ninety (120) days following the Issue Date, or (ii) such Registration Statement lapses in effect, or sales otherwise cannot be made thereunder, whether by reason of the Corporation's failure or inability to amend or supplement the prospectus (the "Prospectus") included therein in accordance with the Registration Rights Agreement or otherwise, after such Registration Statement becomes effective (including, without limitation, during a Suspension Grace Period (as defined in the Registration Rights Agreement), then, at the election of each holder of the Preferred Shares, the Pricing Period shall be comprised of, (x) in the case of an event described in clause (i), the twenty-two (22) Trading Days preceding the 120th day following the Issue Date plus all Trading Days through and including the third Trading Day following the date of effectiveness of the Registration Statement; and (y) in the case of an event described in clause (ii), the twenty-two (22) Trading Days preceding the date on which the holder of the Preferred Shares is first notified that sales may not be made under the Prospectus, plus all Trading Days through and including the third Trading Day following the date on which the Holder is first notified that such sales may again be made under the Prospectus. If a holder of the Preferred Shares determines that sales may not be made pursuant to the Prospectus (whether by reason of the Corporation's failure or inability to amend or supplement the Prospectus or otherwise) it shall so notify the Corporation in writing and, unless the Corporation provides such holder with a written opinion of the

Corporation's counsel to the contrary, such determination shall be binding for purposes of this paragraph.

          (e) PURCHASE RIGHTS. In addition to any adjustments of the Conversion Price pursuant to Section 3(d), if at any time after the Issuance Date the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the "PURCHASE RIGHTS"), then the holders of the Preferred Shares will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of the Preferred Shares (without taking into account any limitations or restrictions on the timing or amount of conversions) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of the Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

          (f) MECHANICS OF CONVERSION. Subject to the Company's inability to fully satisfy its obligations under a Conversion Notice (as defined below) as provided for in Section 5:

               (i) HOLDERS' DELIVERY REQUIREMENTS. To convert Preferred Shares into full shares of Common Stock on any date (the "CONVERSION DATE"), the holder thereof shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m. Eastern Time, on such date, a copy of a fully executed notice of conversion in the form attached hereto as Exhibit I (the "CONVERSION NOTICE") to the Company and its designated transfer agent (the "TRANSFER AGENT"), and (B) surrender to a common carrier for delivery to the Company or the Transfer Agent as soon as practicable following such date, the original certificate(s) representing the Preferred Shares being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the "Preferred Stock Certificate(s)") and the originally executed Conversion Notice.

               (ii) COMPANY'S RESPONSE. Upon receipt by the Company of a facsimile copy of a Conversion Notice, the Company shall as soon as practicable, but in any event not later than the next business day, send, via facsimile, a confirmation of receipt of such Conversion Notice to such holder. Upon receipt by the Company or the Transfer Agent of the Preferred Stock Certificate(s) to be converted pursuant to a Conversion Notice, together with the originally executed Conversion Notice, the Company or the Transfer Agent (as applicable) shall, on the next business day following the date of receipt, (I) issue and surrender to a common carrier for overnight delivery to the address specified in the Conversion Notice, a certificate, registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled, or (II) credit such aggregate number of shares of Common Stock to which the holder shall be entitled to the holder's or its designee's balance account with The Depository Trust Company. If the number of Preferred Shares represented by the Preferred Stock Certificate(s) submitted for conversion is greater than the number of Preferred Shares being converted, then the

Company or Transfer Agent, as the case may be, shall, as soon as practicable and in no event later than two business days after receipt of the Preferred Stock Certificate(s) and at its own expense, issue and deliver to the holder a new Preferred Stock Certificate representing the number of Preferred Shares not converted.

               (iii) DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Conversion Price or the arithmetic calculation of the Conversion Rate, the Company shall promptly issue to the holder the number of shares of Common Stock that is not disputed and shall submit the disputed determinations or arithmetic calculations to the holder via facsimile within one business day of receipt of such holder's Conversion Notice. If such holder and the Company are unable to agree upon the determination of the Conversion Price or arithmetic calculation of the Conversion Rate within one business day of such disputed determination or arithmetic calculation being submitted to the holder, then the Company shall within one business day submit via facsimile (A) the disputed determination of the Conversion Price to an independent, resputable investment bank or (B) the disputed arithmetic calculation of the conversion Rate to its independent, outside accountant. The Company shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the holder of the results no later than 48 hours from the time it receives the disputed determinations or calculations. Such investment bank's or accountant's determination or calculation, as the case may be, shall be binding upon all parties absent manifest error.

               (iv) RECORD HOLDER. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

               (v) COMPANY'S FAILURE TO TIMELY CONVERT. If within five business days after the Company's or the Transfer Agent's receipt of the Preferred Stock Certificates to be converted and the Conversion Notice the Company shall fail (I) to issue a certificate for the number of shares of Common Stock to which a holder is entitiled or to credit the holder's balance account with The Depository Trust Company for such number of shares of Common Stock to which the holder is entitled upon such holder's conv of the Preferred Shares, or
(II) to issue a new Preferred Stock Certificate representing the number of Preferred Shares to which such holder is entitled, pursuant to Section 3(f)(ii), in addition to all other available remedies which such holder may pursue hereunder and under the Investment Agreement (including indemnification pursuant thereto), the Company shall pay additional damages to such holder on each date after such fifth (5th) business day that such conversion or delivery of such Preferred Stock Certificates, as the case may be, is not timely effected in an amount equal to 0.5% of the product of (A) the sum of the number of shares of Common Stock not issued to the holder on a timely basis pursuant to Section 3(f)(ii) and to which such holder is entitled and, in the event the Company has failed to deliver a Preferred Stock Certificate to the holder on a timely basis pursuant to Section 3(f)(ii), the number of shares of Common Stock issuable upon conversion of the Preferred Shares represented by such Preferred Stock Certificate as of the last possible date which the Company could have issued such Preferred Stock Certificate to such holder without violating Section 3(f)(ii); and (B) the Closing Bid Price of the Common Stock on the last possible date which the Company could have issued such Common Stock and the Preferred Stock Certificate, as the case may be, to such holder without violating Section 3(f)(ii).

               (vi) CONVERSION DEFICIENCY; PREMIUM PRICE REDEMPTION FOR CONVERSION DEFICIENCY. In the event that the Company does not have a sufficient number of Common Shares available to satisfy the Company's obligations to any Holder upon receipt of a Conversion Notice or is otherwise unable or unwilling to issue such Common Shares (including without limitation by reason of the limit described in Section 10 of the Registration Rights Agreement) in accordance with the terms of this Amendment for any reason after receipt of a Conversion Notice, then:

                    (A) The Company shall pay in cash to each holder an amount equal to three percent (3%) of the Liquidation Value for the Series B Preferred Shares held by such holder for each 30-day period (or portion thereof) that the Company fails or refuses to issue Common Shares in accordance with the terms of this Amendment; and

                    (B) At any time five days after the commencement of the running of the first 30-day period described above in clause (A) of this paragraph (iv), at the request of any holder pursuant to a redemption notice, the Company promptly (1) shall purchase from such holder, at a purchase price equal to the Premium Redemption Price (as defined in the Registration Rights Agreement), the number of Series B Preferred Shares equal to such holder's pro rata share of the "Deficiency", as such term is defined in the Registration Rights Agreement, if the failure to issue Common Shares results from the lack of a sufficient number thereof and (2) shall purchase all (or such portion as such Holder may elect) of such holder's Series B Preferred Stock at such Premium Redemption Price if the failure to issue Common Shares results from any other cause. The "Deficiency" shall be equal to the number of Series B Preferred Shares that would not be able to be converted for Common Shares, due to an insufficient number of Common Shares available, if all the outstanding Series B Preferred Shares were submitted for conversion at the Conversion Price set forth herein as of the date such Deficiency is determined. Any request by a Holder pursuant to this paragraph (vi) shall be revocable by that Holder at any time prior to its receipt of the Premium Redemption Price.

               (vii) PREMIUM PRICE REDEMPTION FOR CASH PAYMENT DEFAULTS. In the event that the Company fails or refuses to pay any default payment or honor any penalty or similar amounts when due, at any holder's request and option the Company shall purchase all or a portion of the Series B Preferred Stock, Common Shares and for Warrant Shares held by such holder (with default payments accruing through the date of such purchase), within five (5) days of such request, at a purchase price equal to the Premium Redemption Price (as defined in the Registration Rights Agreement), provided that such holder may revoke such request at any time prior to receipt of such payment of such purchase price. Until such time as the Company purchases such Series B Preferred Shares at the request of such holder pursuant to the preceding sentence, at any holder's request and option the Company shall as to such holder pay such amount by adding and including the amount of such default payment to the Conversion Amount and the Liquidation Value instead of in cash.

               (viii) DELISTING; BEST EFFORTS. If required, the Company will use its best efforts to obtain promptly shareholder approval pursuant to NASD Rule 4460(i) authorizing the issuance of all Common Shares and Warrant Shares issuable upon the conversion of any shares of Series B Preferred Stock or the exercise of any Warrants, (including by calling a special meeting of such shareholders within 60 days of the date of any such attempted conversion) and having the Company's Board of Directors recommend such approval in a proxy statement. If a conversion of any shares of Series B Preferred Stock in whole or in part for Common Shares by an Investor could result in the Company being delisted from the Nasdaq NMS for issuing in excess of 20% of its outstanding Common Stock to the holders without the approval of the Company's shareholders, then the Company, upon the holder's request, must redeem any and all Series B Preferred Stock covered by the applicable Conversion Notice and any and all Series B Preferred Stock that would, if a Conversion Notice for all shares of Series B Preferred Stock were then delivered, result in the Company being subject to such delisting, at a price equal to 130% of the Liquidation Preference.

                      (g) MANDATORY CONVERSION AT MATURITY. If any Preferred Shares remain outstanding on the Maturity Date (as defined below), then all such Preferred Shares shall be converted as of such date in accordance with this
Section 3 as if the holders of such Preferred Shares had given the Conversion Notice of the Maturity Date; provided, however, that if a Triggering Event has occurred and is continuing on the Mandatory Conversion Date, then the Company shall, within five business days following the Maturity Date (unless otherwise notified in writing by the holder of its request to have the Preferred Shares converted into Common Stock), pay to each holder of Preferred Shares then outstanding, in immediately available funds, an amount equal to the Triggering Event Redemption Price (as defined below) as of the Maturity Date. All holders of Preferred shares shall thereupon surrender all Preferred Stock Certificates, duly endorsed for cancellation, to the Company or the Transfer Agent, provided that the Company has complied with its obligations under this Section 3. "MATURITY DATE" means the date which is five years after the Issuance Date, subject to extension pursuant to the Registration Rights Agreement, which extension shall be equal to one and one-half (1 1/2) day for each day in any Suspension Grace Period (as defined in the Registration Rights Agreement).

                      (h) FRACTIONAL SHARES. The Company shall not issue any fraction of a share of Common Stock upon any conversion. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one Preferred Share therefore shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock. If, after the aforementioned aggregation, the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up or down to the nearest whole share.

               (i) TAXES. The Company shall pay any and all taxes which may be imposed upon it with respect to the issuance and delivery of shares of Common Stock upon the conversion of the Preferred Shares.

     (4) REDEMPTION AT OPTION OF HOLDERS.

     (a) REDEMPTION OPTION UPON MAJOR TRANSACTION. In addition to all other rights of the holders of Preferred Shares contained herein, simultaneous with or after the occurrence of a Major Transaction (as defined below), each holder of Preferred Shares shall have the right, at such holder's option, to require the Company to redeem all or a portion of such holder's Preferred Shares at a price per Preferred Share equal to the greater of (i) 130% of the Liquidation Value (as defined by Section 9); and (ii) the product of (A) the Conversion Rate at such time, and (B) the Closing Bid Price on the date of the public announcement of such Major Transaction or the next date on which the exchange or market on which the Common Stock is traded is open if such public announcement is made
(X) after 12:00 p.m. Eastern Time, on such date or (Y) on a date on which the exchange or market on which the Common Stock is traded is closed (the "MAJOR TRANSACTION REDEMPTION PRICE").

     (b) REDEMPTION OPTION UPON TRIGGERING EVENT. In addition to all other rights of the holders of Preferred Shares contained herein, simultaneous with or after the occurrence of a Triggering Event (as defined below), each holder of Preferred Shares shall have the right, at such holder's option, to require the Company to redeem all or a portion of such holder's Preferred Shares at a price per Preferred Share equal to the greater of (i) 130% of the Liquidation Value; and (ii) the product of (A) the Conversion Rate on the date of such holder's delivery of a Notice of Redemption at Option of Holder Upon Triggering Event (as defined in Section 4(f)), and (B) the greater of (I) the Closing Bid Price on the trading day immediately preceding such Triggering Event or (II) the Closing Bid Price on the date of the holder's delivery to the Company of a Notice of Redemption at Option of Holder Upon Triggering Event (as defined below) or, if such date of delivery is not a trading day, the next date on which the exchange or market on which the Common Stock is traded is open (the "TRIGGERING EVENT REDEMPTION PRICE" and, collectively with the Major Transaction Redemption Price, the "REDEMPTION PRICE").

     (c) "MAJOR TRANSACTION". A "MAJOR TRANSACTION" shall be deemed to have occurred at such time as any of the following events:

          (i) the consolidation, merger or other business combination of the Company with or into another Person (other than (A) a consolidation, merger or other business combination in which holders of the Company's voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company);

          (ii) the sale or transfer of all or substantially all of the Company's assets; or

          (iii) a purchase, tender or exchange offer made to and accepted by the holders of more than 30% of the outstanding shares of Common Stock.

     (d) "TRIGGERING EVENT". A "Triggering Event" shall be deemed to have occurred at such time as any of the following events:

               (i) the failure of the Registration Statement to be declared effective by the SEC on or prior to the date that is 120 days after the Issuance Date;

               (ii) while the Registration Statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of the Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable (other than on any days during any Suspension Grace Period (as defined in the Registration Rights Agreement)) to the holder of the Preferred Shares for sale of the Registrable Securities (as defined in the Registration Rights Agreement) in accordance with the terms of the Registration Rights Agreement;

               (iii) delisting or suspension from listing of the Common Stock from NASDAQ, The American Stock Exchange, Inc. or The New York Stock Exchange, Inc. for a period of 5 consecutive days or for an aggregate of at least 10 days in any 365-day period;

               (iv) the Company's notice to any holder of Preferred Shares, including by way of public announcement, at any time of its intention not to comply with proper requests for conversion of any Preferred Shares into shares of Common Stock, including due to any of the reasons set forth in Section 5(a) below, or the Company's failure to deliver Common Stock within ten business days of the Conversion Date; or

               (v) any representation or warranty by the Company was not true and correct at the time made (including the Issuance Date) or the Company breaches any covenant or other term or condition of the Investment Agreement, the Registration Rights Agreement, these Articles of Amendment, or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated thereby or hereby, except (i) to the extent that such breach would not have a Material Adverse Effect (as defined in the Investment Agreement), and (ii) in the case of a breach of a convenant which is curable, such breach continues for a period of less than ten days.

     (e) MECHANICS OF REDEMPTION AT OPTION OF HOLDER UPON MAJOR TRANSACTION. No sooner than 15 days nor later than 10 days prior to the consummation of a Major Transaction, but not prior to the public announcement of such Major Transaction, the Company shall deliver written notice thereof via facsimile and overnight courier (a "Notice of Major Transaction") to each holder of Preferred Shares. At any time after receipt of a Notice of Major Transaction (or, in the event a Notice of Major Transaction is not delivered at least 10 days prior to a Major Transaction, at any time on or after the date which is 10 days prior to a Major Transaction), any holder of the Preferred Shares then outstanding may require the Company to redeem all or a portion of the holder's Preferred Shares, which redemption shall be effective concurrent with the consummation of the Major Transaction, then outstanding by delivering written notice thereof via facsimile and overnight courier (a "Notice of ~Redemption at Option of Holder Upon Major Transaction") to the Company, which Notice of Redemption at Option of Holder Upon Major Transaction shall indicate (i) the number of Preferred Shares that such holder is submitting for redemption, and (ii) the applicable Major Transaction Redemption Price, as calculated pursuant to Section 4(a).

     (f) MECHANICS OF REDEMPTION AT OPTION OF HOLDER UPON TRIGGERING EVENT. Within one business day after the occurrence of a Triggering Event, the Company shall deliver written notice thereof via facsimile and overnight courier ("Notice of Triggering Event") to each holder of Preferred Shares. At any time after the earlier of a holder's receipt of a Notice of Triggering Event and such holder becoming aware of a Triggering Event, any holder of Preferred Shares then outstanding may require the Company to redeem all or a portion of the holder's Preferred Shares then outstanding by delivering written notice thereof via facsimile and overnight courier (a "Notice of Redemption at Option of Holder Upon Triggering Event") to the Company, which Notice of Redemption at Option of Holder Upon Triggering Event shall indicate (i) the number of Preferred Shares that such holder is submitting for redemption, and (ii) the applicable Triggering Event Redemption Price, as calculated pursuant to Section 4(b).

     (g) PAYMENT OF REDEMPTION PRICE. Upon the Company's receipt of a Notice(s) of Redemption at Option of Holder Upon Triggering Event or a Notice(s) of Redemption at Option of Holder Upon Major Transaction from any holder of Preferred Shares, the Company shall immediately notify each holder of Preferred Shares by facsimile of the Company's receipt of such Notice(s) or Redemption at Option of Holder Upon Triggering Event or Notice(s) of Redemption at Option of Holder Upon Major Transaction and each holder which has sent such a notice shall promptly submit to the Company or its Transfer Agent such holder's Preferred Stock Certificate(s) which such holder has elected to have redeemed. The Company shall deliver the applicable Triggering Event Redemption Price, in the case of a redemption pursuant to Section 4(f), to such holder within five business days after the Company's receipt of a Notice of Redemption at Option of Holder Upon Triggering Event and, in the case of a redemption pursuant to Section 4(e), the Company shall deliver the applicable Major Transaction Redemption Price immediately prior to the consummation of the Major Transaction; provided that a holder's Preferred Stock Certificates shall have been so delivered to the Company; and provided further that if the Company is unable to redeem all of the Preferred Shares to be redeemed, the Company shall redeem an amount from each holder of Preferred Shares being redeemed equal to such holder's pro-rata amount (based on the number of Preferred Shares held by such holder relative to the number of Preferred Shares outstanding) of all Preferred Shares being redeemed. If the Company shall fail to redeem all of the Preferred Shares submitted for redemption, in addition to any remedy such holder of Preferred Shares may have under these Articles of Amendment' the Investment Agreement and the Registration Rights Agreement, the applicable Redemption Price payable in respect of such unredeemed Preferred Shares shall bear interest at the rate of 2.0% per month (pro rated for partial months) until paid in full. Until the Company pays such unpaid applicable Redemption Price in full to a holder or Preferred Shares submitted for redemption, such holder shall have the option (the "VOID OPTIONAL REDEMPTION OPTION") to, in lieu of redemption, require the Company to promptly return to such holder(s) all of the Preferred Shares that were submitted for redemption by such holder(s) under this Section 4 and for which the applicable Redemption Price has not been paid, by sending written notice thereof to the Company via facsimile (the "VOID OPTIONAL REDEMPTION NOTICE"). Upon the Company's receipt of such Void Optional Redemption Notice(s) and prior to payment of the full applicable Redemption Price to such holder, (i) the Notice(s) of

Redemption at Option of Holder Upon Triggering Event or the Notice(s) of Rcdemption at Option of Holder Upon Major Transaction, as the case may be, shall be null and void with respect to those Preferred Shares submitted for the redemption and for which the applicable Redemption Price has not been paid, (ii) the Company shall immediately return any Preferred Shares submitted to the Company by each holder for redemption under this Section 4(g) and for which the applicable Redemption Price has not been paid, (iii) the Conversion Price of such returned Preferred Shares shall be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the Void Optional Redemption Notice(s) is delivered to the Company and (B) the lowest Closing Bid Price during the period beginning on the date on which the Notice(s) of Redemption of Option of Holder Upon Major Transaction or the Notice(s) of Redemption at Option of Holder Upon Triggering Event, as the case may be, is delivered to the Company; provided that no adjustment shall be made if such adjustment would result in an increase in the Conversion Price then in effect, and (iv) if the redemption was caused by a Triggering Event involving the Company's inability to issue Common Stock because of the Exchange Cap (as defined in Section 12), the holders of at least two-thirds of the Preferred Shares then outstanding, including Preferred Shares submitted for redemption pursuant to this Section 4 with respect to which the applicable Redemption Price has not been paid, may direct the Company to immediately delist the Common Stock from the exchange or automated quotation system on which the Common Stock is traded and have the Common Stock, at such holders' option, traded in the electronic bulletin board or the "pink sheets." Notwithstanding the foregoing, in the event of a dispute as to the determination of the Closing Bid Price or the arithmetic calculation of the Redemption Price, such dispute shall be resolved pursuant to Section 3(f)(iii) above. A holder's delivery of a Void Optional Redemption Notice and exercise of its rights following such notice shall not affect the Company's obligations to make any payments which have accrued prior to the date of such notice. Payments provided for in this Section 4 shall have priority to payments to other stockholders in connection with a Major Transaction.

          (5) INABILITY TO FULLY CONVERT.

     (a) HOLDER'S OPTION IF COMPANY CANNOT FULLY CONVERT. If, upon the Company's receipt of a Conversion Notice or on the Maturity Date, the Company cannot issue shares of Common Stock registered for resale under the Registration Statement (or which are exempt from the registration requirements under the Securities Act of 1933, as amendeed (the "Act") pursuant to Rule 144(k) under the Act) for any reason, including, without limitation, because the Company (x) does not have a sufficient number of shares of Common Stock authorized and available, (y) is otherwise prohibited by applicable law or by the rules or regulations of any stock exchanges, interdealer quotation system or other self-regulatory organization with jurisdiction over the Company or its securities, including without limitation the Exchange Cap, from issuing all of the Common Stock which is to be issued to a holder of Preferred Shares pursuant to a Conversion Notice or (z) fails to have a sufficient number of shares of Common Stock registered for resale under the Registration Statement, then the Company shall issue as many shares of Common Stock as it is able to issue in accordance with such holder's Conversion Notice and pursuant to Section 3(f) and, with respect to the unconverted Preferred Shares, the holder, solely at such holder's option, can elect to:

               (i) require the Company to redeem from such holder those Preferred Shares for which the Company is unable to issue Common Stock in accordance with such holder's Conversion Notice ("MANDATORY REDEMPTION") at a price per Preferred Share (the "MANDATORY REDEMPTION PRICE") equal to the Triggering Event Redemption Price as of such Conversion Date;

               (ii) if the Company's inability to fully convert Preferred Shares is pursuant to Section 5(a)(z), require the Company to issue restricted shares of Common Stock in accordance with such holder's Conversion Notice and pursuant to Section 3(f);

               (iii) void its Conversion Notice and retain or have returned, as the case may be, the nonconverted Preferred Shares that were to be converted pursuant to such holder's Conversion Notice (provided that a holder's voiding its Conversion Notice shall not affect the Company's obligation to make any payments which have accrued prior to the date of such notice); or

               (iv) if the Company's inability to fully convert Preferred Shares is pursuant to the Exchange Cap described in Section 5(a)(y), require the Company to issue shares of Common Stock in accordance with such holder's Conversion Notice and pursuant to Section 3(f) at a Conversion Price equal to the average of Closing Bid Prices of the Common Stock for the five consecutive trading days preceding such holder's Notice in Response to Inability to Convert (as defined below).

     (b) MECHANICS OF FULFILLING HOLDER'S ELECTION. The Company shall immediately send via facsimile to a holder of Preferred Shares, upon receipt of a facsimile copy of a Conversion Notice from such holder which cannot be fully satisfied as described in Section S(a), a notice of the Company's inability to fully satisfy such holder's Conversion Notice (the "INABILITY TO FULLY CONVERT NOTICE"). Such Inability to Fully Convert Notice shall indicate (i) the reason why the Company is unable to fully satisfy such holder's Conversion Notice, (ii) the number of Preferred Shares which cannot be converted and (iii) the applicable Mandatory Redemption Price. Such holder shall notify the Company of its election pursuant to Section S(a) above by delivering written notice via facsimile to the Company ("NOTICE IN RESPONSE TO INABILITY TO CONVERT").

     (c) PAYMENT OF MANDATORY REDEMPTION PRICE. If such holder shall elect to have its shares redeemed pursuant to Section 5(a)(i), the Company shall pay the Mandatory Redemption Price in cash to such holder within ten days of the Company's receipt of the holder's Notice in Response to Inability to Convert. If the Company shall fail to pay the applicable Mandatory Redemption Price to such holder on a timely basis as described in this Section 5(c) (other than pursuant to a dispute as to the determination of the arithmetic calculation of the Redemption Price), in addition to any remedy such holder of Preferred Shares may have under these Articles of Amendment, the Investment Agreement and the Registration Rights Agreement, such unpaid amount shall bear interest at the rate of 2.0% per month (pro rated for partial months) until paid in full. Until the full Mandatory Redemption Price is paid in full to such holder, such holder may void the Mandatory Redemption with respect to those Preferred Shares for which the full Mandatory Redemption Price has not been paid and (i) receive back such Preferred Shares and (ii) the Conversion Price of such returned Preferred Shares shall be adjusted to the lesser of (A) the

Conversion Price in effect on the date on which the holder voided the Mandatory Redemption and (B) thc lowest Closing Bid Price during the period beginning on the Conversion Date and ending on the date the holder voided the Mandatory Redemption. Notwithstanding the foregoing, if the Company fails to pay the applicable Mandatory Redemption Price, such dispute shall be resolved pursuant to Section 3(f)(iii) with the term "Mandatory Redemption Price" being substituted for the term "Conversion Rate"

     (d) PRO-RATA CONVERSION AND REDEMPTION. In the event the Company receives a Conversion Notice, Notice of Redemption at Option of Holder Upon Major Transaction or Notice of Redemption at Option of Holder Upon Triggering Event from more than one holder of Preferred Shares on the same day and the Company can convert and/or redeem some, but not all, of the Preferred Shares pursuant to this Section 5, the Company shall convert and/or redeem from each holder of Preferred Shares electing to have Preferred Shares converted and/or redeemed at such time in amount equal to such holder's pro-rata amount (based on the number of Preferred Shares held by such holder relative to the number of Preferred Shares outstanding) of all Preferred Shares being converted and redeemed at such time.

        (6) REISSUANCE OF CERTIFICATES. In the event of a conversion or redemption pursuant to these Articles of Amendment of less than all of the Preferred Shares represented by a particular Preferred Stock Certificate, the Company shall promptly cause to be issued and delivered to the holder of such Preferred Shares a preferred stock certificate representing the remaining Preferred Shares which have not been so converted or redeemed.

        (7) RESERVATION OF SHARES. The Company shall, so long as any of the Preferred Shares are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Preferred Shares, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Preferred Shares then outstanding (without regard to any limitations on conversions); provided that the number of shares of Common Stock so reserved shall at no time be less than 200% of the number of shares of Common Stock for which the Preferred Shares are at any time convertible. The initial number of shares of Common Stock reserved for conversions of the Preferred Shares and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the Preferred Shares based on the number of Preferred Shares held by each holder at the time of issuance of the Preferred Shares or increase in the number of reserved shares, as the case may be. In the event a holder shall sell or otherwise transfer any of such holder's Preferred Shares, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Shares reserved for such transferor. Any shares of Common Stock reserved and which remain allocated to any person or entity which does not hold any Preferred Shares shall be allocated to the remaining holders of Preferred Shares, pro rata based on the number of Preferred Shares then held by such holder.

        (8) VOTING RIGHTS. Holders of Preferred Shares shall have no voting rights, except as required by law, including, but not limited to, the Florida Business Corporation Act, and as expressly provided in these Articles of Amendment.

        (9) LIQUIDATION, DISSOLUTION, WINDING-UP. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Preferred Shares shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the "PREFERRED FUNDS"), before any amount shall be paid to the holders of any of the capital stock of the Company of any class junior in rank to the Preferred Shares in respect of the preferences as to the distributions and payments on the liquidation, dissolution and winding up of the Company, an amount per Preferred Share equal to the sum of (i) the Stated Value, plus (ii) any unpaid dividends, plus (iii) unpaid Default Interest (such sum being referred to as the "LIQUIDATION VALUE"); provided that, if the Preferred Funds are insufficient to pay the full amount due to the holders of Preferred Shares and holders of shares of other classes or series of preferred stock of the Company that are of equal rank with the Preferred Shares as to payments of Preferred Funds (the "PARI PASSU SHARES"), then each holder of Preferred Shares and Pari Passu Shares shall receive a percentage of the Preferred Funds equal to the full amount of Preferred Funds payable to such holder as a liquidation preference, in accordance with their respective Articles of Amendment, as a percentage of the full amount of Preferred Funds payable to all holders of Preferred Shares and Pari Passu Shares. The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Company. Neither the consolidation or merger of the Company with or into any other Person, nor the sale or transfer by the Company of less than substantially all of its assets, shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Company. No holder of Preferred Shares shall be entitled to receive any amounts with respect thereto upon any liquidation, dissolution or winding up of the Company other than the amounts provided for herein; provided that a holder of Preferred Shares shall be entitled to all amounts previously accrued with respect to amounts owed hereunder.

        (10) PREFERRED RANK; PARTICIPATION.

             (i) All shares of Common Stock shall be of junior rank to all Preferred Shares in respect to the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. The rights of the shares of Common Stock shall be subject to the preferences and relative rights of the Preferred Shares. Without the prior express written consent of the holders of not less than two thirds (2/3) of the then-outstanding Preferred Shares, the Company shall not hereafter authorize or issue additional or other capital stock that is of senior rank or PARI PASI rank to the Preferred Shares in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. Without the prior express written consent of the holders of not less than two thirds (2/3) of the then-outstanding Preferred Shares, the Company shall not hereafter authorize or make any amendment to the Company's Articles of Incorporation or bylaws, or file any resolution of the board of directors of the Company with the Secretary of State of the State of Florida containing any provisions, which would adversely affect or otherwise impair the rights or relative priority of the holders of the Preferred Shares relative to the holders of the Common Stock or the holders of any other class of capital stock. In the event of the merger or consolidation of the Company with or into another corporation, the Preferred Shares shall mail1tain their relative powers, designations and preferences provided for herein and no merger shall result inconsistent therewith.

             (ii) Subject to the rights of the holders, if any, of the Pari Passu Shares, the holders of the Preferred Shares shall, as holders of Preferred Stock, be entitled to such dividends paid and distributions made to the holders of Common Stock to the same extent as if such holders of Preferred Shares had converted the Preferred Shares into Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividend and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.

     (11) RESTRICTION ON REDEMPTION AND CASH DIVIDENDS WITH RESPECT TO OTHER CAPITAL STOCK. Until all of the Preferred Shares have been converted or redeemed as provided herein, the Company shall not, directly or indirectly, redeem, or declare or pay any cash dividend or distribution on, its Common Stock without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Preferred Shares.

     (12) Limitation on Number of Conversion Shares. Notwithstanding any other provision herein, the Company shall not be obligated to issue any shares of Common Stock upon conversion of the Preferred Shares if the issuance of such shares of Common Stock would exceed that number of shares of Common Stock which the Company may issue upon Conversion of the Preferred Shares (the "EXCHANGE CAP") without breaching the Company's obligations under the rules or regulations of NASDAQ, except that such limitation shall not apply in the event that the Company (a) obtains the approval of its stockholders as required by applicable rules and regulations of NASDAQ for issuances of Common Stock in excess of such amount or (ii) obtains a written opinion from outside counsel to the Company that such approval is not required,- which opinion shall be reasonably satisfactory to the holders of a majority of the Preferred Shares then outstanding. If and to the extent that any such stockholder approval is required, the Company shall as soon as practicable use its best efforts to obtain such approval, including by recommending favorable action by the stockholders. Until such approval or written opinion is obtained, no purchaser of Preferred Shares pursuant to the Investment Agreement (the "PURCHASERS") shall be issued, upon conversion of Preferred Shares, shares of Common Stock in an amount greater than the product of (i) the Exchange Cap amount multiplied by
(ii) a fraction, the numerator of which is the number of Preferred Shares issued to such Purchaser pursuant of the Investment Agreement and the denominator of which is the aggregate amount of all the Preferred Shares issued to the Purchasers pursuant to the Investment Agreement (the "CAP ALLOCATION AMOUNT"). In the event that any Purchaser shall sell or otherwise transfer any of such Purchaser's Preferred Shares, the transferree shall be allocated a pro rata portion of such Purchaser's Cap Allocation Amount. In the event that any holder of Preferred Shares shall convert all of such holder's Preferred Shares into a number of shares of Common Stock which in the aggregate, is less than such holder's Cap Allocation Amount, then the difference between such holder's Cap Allocation Amount and the number of shares of Common Stock actually issued to such holder shall be allocated to the respective Cap Allocation Amounts of the remaining holders of Preferred Shares on a pro rata basis in proportion to the number of Preferred Shares then held by each such holder.

     (13) VOTE TO CHANGE THE TERMS OF OR ISSUE PREFERRED SHARES. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the holders of not less than two-thirds (2/3) of the then outstanding Preferred Shares, shall be required for (a) any change to these Articles of Amendment or the Company's Articles of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Preferred Shares, or (b) any issuance of Preferred Shares other than pursuant to the Investment Agreement.

     (14) LOST OR STOLEN CERTIFICATES. Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) representing the Preferred Shares, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Company and, in the case of mutilation, upon surrender and-cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue preferred stock certificates if the holder contemporaneously requests the Company to convert such Preferred Shares into Common Stock.

     (15) REMEDIES. CHARACTERIZATIONS. OTHER OBLIGATIONS. BREACHES AND INJUNCTIVE RELIEF. The remedies provided in these Articles of Amendment shall be cumulative and in addition to all other remedies available under these Articles of Amendment, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy, and nothing herein shall limit a holder's right to pursue actual damages for any failure by the Company to comply with the terms of these Articles of Amendment. The Company covenants to each holder of Preferred Shares that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Preferred Shares and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holders of the Preferred Shares shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, with the necessity of showing economic loss and without any bond or other security being required.

     (16) SPECIFIC SHALL NOT LIMIT GENERAL; CONSTRUCTION. No specific provision contained in these Articles of Amendment shall limit or modify any more general provision contained herein. These Articles of Amendment shall be deemed to be jointly drafted by the Company and the initial holders of the Preferred Shares and shall not be construed against any person as the drafter hereof

     (17) FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of a holder of Preferred Shares in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

     (18) NOTICES. Any notice required to be delivered pursuant to the terms of these Articles of Amendment shall be delivered, unless otherwise provided in these Articles of Amendment, in accordance with the terms, and subject to the notice provisions of, the Investment Agreement.

     IN WITNESS WHEREOF, the Company has caused the foregoing Articles of Amendment to the Articles of Incorporation to be signed on June _, 1998.


                                         ABLE TELCOM HOLDING CORP.


                                         By:
                                             --------------------
                                             Name:
                                             Title:

                                   EXHIBIT I

                            ABLE TELCOM HOLDING CORP
                               CONVERSION NOTICE


     Reference is made to the Articles of Amendment for the Series B Convertible Preferred Stock (the "Articles of Amendment"). In accordance with and pursuant to the Articles of Amendment, the undersigned hereby elects to convert the number of shares of Series B Convertible Preferred Stock, per value $0.10 per share (the "Preferred Shares"), of Able Telcom Holding Corp., a Florida corporation (the "Company"), indicated below into shares of Common Stock, par value $.001 per share (the "Common Stock"), of the Company, by tendering the stock certificate(s) representing the Preferred Shares specified below as of the date specified below.


Date of Conversion:
                    -----------------------------------------------------------

-------------------------------------------------------------------------------


Number of Preferred Shares to be converted:
                                            -----------------------------------

-------------------------------------------------------------------------------


Stock certificate no(s). of Preferred Shares to be converted:
                                                              -----------------

-------------------------------------------------------------------------------


Please confirm the following information:


                    Conversion Price:
                                      -----------------------------------------

-------------------------------------------------------------------------------


                    Number of shares of Common

                    Stock to be issued:
                                        ---------------------------------------

-------------------------------------------------------------------------------

     Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Company in the following name and to the following address:


Issue to:
                    -----------------------------------------------------------

-------------------------------------------------------------------------------


Facsimile Number:
                    -----------------------------------------------------------

-------------------------------------------------------------------------------


Authorization:
                    -----------------------------------------------------------

-------------------------------------------------------------------------------

By:
                    -----------------------------------------------------------

-------------------------------------------------------------------------------

Title:
                    -----------------------------------------------------------

-------------------------------------------------------------------------------


Dated:
                    -----------------------------------------------------------

-------------------------------------------------------------------------------


Account Number

(if electronic book

entry transfer)
                    -----------------------------------------------------------

-------------------------------------------------------------------------------


Transaction Code Number

(if electronic book
                    -----------------------------------------------------------

-------------------------------------------------------------------------------
entry transfer):
                   -----------------------------------------------------------

-------------------------------------------------------------------------------



     THIS NOTICE MUST BE DELIVERED TO COMPANY AND TRANSFER AGENT